Comdisco, Inc. and Subsidiaries
                                                                      Exhibit 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(dollars in millions)

                                           Six months ended
                                               March 31,         For the years ended September 30,
                                              -----------      ------------------------------------
                                              1998     1997     1997     1996     1995    1994     1993
                                              ----     ----     ----     ----     ----    ----     ----

Fixed charges
  Interest expense <F1>                       $165     $147     $301     $267     $278    $266     $295

  Approximate portion of
    rental expense representative
    of an interest factor                        2        2        4        7       11      13       22

                                              ----     ----     ----     ----     ----    ----     ----

  Fixed charges                                167      149      305      274      289     279      317

Earnings from continuing operations
  before income taxes,
  extraordinary item, and cumulative
   effect of change in accounting principle,
   net of preferred stock dividends            112       97      203      176      160      80      137
                                              ----     ----     ----     ----     ----    ----     ----

Earnings from continuing operations
 before income taxes, extraordinary item,
 and cumulative effect of change
 in accounting principle, net of preferred
 stock dividends, plus fixed charges          $279     $246     $508     $450     $449    $359     $454
                                              ====     ====     ====     ====     ====    ====     ====

Ratio of earnings to fixed charges            1.67     1.65     1.67     1.64    1.55     1.29     1.43
                                              ====     ====     ====     ====    ====     ====     ====

Rental expense:
 Equipment subleases                          $  3     $  4     $  6     $ 14    $ 22     $ 30     $ 57
 Office space, furniture, etc.                   4        3        7        8      10        8        8
                                              ----     ----     ----     ----    ----     ----     ----

     Total                                    $  7     $  7     $ 13     $ 22    $ 32     $ 38     $ 65
                                              ====     ====     ====     ====    ====     ====     ====

     1/3 of rental expense                    $  2     $  2     $  4     $  7    $ 11     $ 13     $ 22
                                              ====     ====     ====     ====    ====     ====     ====


     <F1> Includes interest expense incurred by business  continuity and network services and included in business continuity and network services expenses on the statements of earnings.